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EXHIBIT (a)(1)(iv)

Internal Post

To:	[Name of Weider Nutrition International Employee]
From:	Tom Elitharp
Date:	September , 2002
Re:	Election Concerning Exchange of Stock Options Form.

        Attached you will find the Election Concerning Exchange of Stock Options form which summarizes the terms of the Stock Option Exchange Program and which you may use to elect to exchange your eligible options issued under the 1997 Equity Participation Plan. We have identified on the attached election form your stock options which are eligible for exchange under the Stock Option Exchange Program. In order to elect to exchange or not to exchange your respective stock options, please check the appropriate box and sign, date and return the election form to Tom Elitharp, Executive Vice President—Operations and Support Services, no later than 5:00 p.m. Mountain Time on Thursday, October 10, 2002, unless this offer is extended.

        If you have any questions, please send an e-mail to optioninfo@weider.com or contact Tom Elitharp at (801) 975-5000.

                      Sincerely,

                      Tom Elitharp

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  EXHIBIT (a)(1)(iv)